Exhibit 99.1

Contact: Liz Werner (Investment Community) (O): (212) 770-7074	Mark Herr (News Media) (O): (212) 770-3505 (C): (718) 685-9348

AIG Announces Pricing of Sale of

Ordinary Shares of AIA Group Limited

NEW YORK, March 5, 2012 – American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of 1.72 billion ordinary shares of AIA Group Limited (AIA) by means of a placing to certain institutional investors.

Upon the closing of the placing, which is scheduled for March 8, 2012, and is subject to customary closing conditions, AIG will receive gross proceeds of approximately US$6.0 billion, based upon a purchase price of HK$27.15 (approximately US$3.50) per share. AIG will use the net proceeds from the placing of AIA ordinary shares to reduce the balance due to the U.S. Department of the Treasury (Treasury) on Treasury’s preferred equity interest in the special purpose vehicle through which AIG holds the AIA ordinary shares. Under the terms of an agreement with the managers of the placing, AIG is restricted from selling any of its remaining ordinary shares of AIA until September 4, 2012, subject to customary exceptions, including receiving prior consent of certain lead managers of the placing.

The ordinary shares have not been and will not be registered under the Securities Act of 1933, as amended (the Securities Act), or any other applicable law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any other applicable law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the ordinary shares, nor shall there be any sale of the ordinary shares in any jurisdiction in which such offer, solicitation, or sale would be unlawful. This press release is not for distribution or release in or into the Hong Kong Special Administrative Region of the People’s Republic of China.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that AIG will be able to complete the placing of the AIA ordinary shares. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

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